UNDERWRITING AGREEMENT
This AGREEMENT, dated as of the                day of
                   , 1998, made by and between The Sports Funds
Trust, (the "Trust"), a Delaware business trust operating as an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); Pegasus Advisory Group, Inc. (?Advisor?), a registered investment advisor duly organized and existing as a corporation under the laws of the state of North Carolina; and FPS Broker Services, Inc. ("FPSB"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").
	WITNESSETH THAT:
WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which are identified on Schedule "C" attached hereto and which Schedule "C" may be amended from time to time by mutual agreement among the Parties; and WHEREAS, Pegasus Advisory Group, Inc. has been appointed investment advisor to the Trust; and WHEREAS, FPSB is a broker-dealer registered with the U.S.
Securities and Exchange Commission and a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and
WHEREAS, the Parties desire to enter into an agreement providing for the distribution by FPSB of the shares of the Trust (the "Shares").
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
GENERAL PROVISIONS

Section 1.  Appointment.  The Trust hereby appoints FPSB as its principal agent for the distribution of the Shares in the fifty United States of America, the District of Columbia and Commonwealth of Puerto Rico, and FPS hereby accepts such appointment under the terms of this Agreement. The Trust agrees that it will not sell any shares to any person except to fill orders for the shares received through FPSB; provided, however, that the foregoing exclusive right shall not apply: (a) to shares issued or sold in connection with the merger or consolidation of any other investment company with the Trust or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company or substantially all of the outstanding shares of any such company by the Trust; (b) to shares which may be offered by the Trust to its stockholders for reinvestment of cash distributed from capital gains or net investment income of the Trust; or (c) to shares which may be issued to shareholders of other funds who exercise any exchange privilege set forth in the Trust?s Prospectus. Notwithstanding any other provision hereof, the Trust may terminate, suspend, or withdraw the offering of the Shares whenever, in their sole discretion, they deem such action to be desirable.
Section 2.  Sale and Repurchase of Shares.
(a)	FPSB is hereby granted the right, as agent for the Trust, to sell
Shares to the public against orders received at the public offering price as defined in the Trust?s Prospectus and Statement of Additional Information.
(b)	FPSB will also have the right to take, as agent for the Trust, all actions which, in FPSB's judgement, and subject to the Trust's reasonable approval, are necessary to carry into effect the distribution of the Shares.
(c)	FPSB will act as agent for the Trust in connection with the
repurchase of Shares by the Trust upon the terms set forth in the Trust?s Prospectus and Statement of Additional Information.
(d)	The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information relating to the Shares, and when determined shall be applicable to all transactions as provided in the Prospectus. The net asset value of the Shares shall be calculated by the Trust or by another entity on behalf of the Trust. FPSB shall have no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.
(e)	On every sale, FPSB shall promptly pay to the Trust the applicable net asset value of the Shares.
(f)	Upon receipt of purchase instructions, FPSB will transmit such instructions to the Trust or its transfer agent for registration of the Shares purchased.

(g)	Nothing in this Agreement shall prevent FPSB or any affiliated person (as defined in the Act) of FPSB from acting as underwriter for any other person, firm or corporation (including other investment companies), or in any way limit or restrict FPSB or such affiliated person from buying, selling or trading any securities for its or their own account or for the accounts of others for whom it or they may be acting; provided, however, that FPSB expressly agrees that it will not for its own account purchase any Shares of the Trust except for investment purposes, and that it will not for its own account dispose of any such Shares except by redemption of such Shares with the Trust, and that it will not undertake in any activities which, in its judgement, will adversely affect the performance of its obligations to the Trust under this Agreement.
Section 3.  Rules of Sale of Shares.  FPSB does not agree to sell any specific number of Shares and serves only in the capacity of Statutory Underwriter. The Trust reserves the right to terminate, suspend or withdraw the sale of its Shares for any reason deemed adequate by it, and the Trust reserves the right to refuse at any time or times to sell any of its Shares to any person for any reason deemed adequate by it.
Section 4.  Rules of NASD, etc.
(a)	FPSB will conform to the Conduct Rules of the NASD and the
securities laws of any jurisdiction in which it directly or indirectly sells any Shares.
(b)	FPSB will require each dealer with whom FPSB has a selling
agreement to conform to the applicable provisions of the Prospectus, with respect to the public offering price of the Shares, and FPSB shall not cause the Trust to withhold the placing of purchase orders so as to make a profit thereby.
(c)	The Trust and the Advisor agree to furnish to FPSB sufficient copies of any and all: agreements, plans, communications with the public or other materials which the Trust or the Advisor intend to use in connection with any sales of Shares, in adequate time for FPSB to file and clear such materials with the proper authorities before they are put in use. FPSB and the Trust or the Advisor may agree that any such material does not need to be filed subsequent to distribution. In addition, the Trust and the Advisor agree not to use any such materials until so filed and cleared for use, if required, by appropriate authorities as well as by FPSB.
(d)	FPSB, at its own expense, will qualify as a dealer or broker, or otherwise, under all applicable state or federal laws required in order that the Shares may be sold in such states as may be mutually agreed upon by the Parties.
(e)	FPSB shall remain registered with the U.S. Securities and Exchange
Commission and a member of the National Association of Securities Dealers for the term of this Agreement.

(f)	FPSB shall not, in connection with any sale or solicitation of a sale of the Shares, make or authorize any representative, service organization, broker or dealer to make any representations concerning the Shares, except those contained in the Prospectus offering the Shares and in communications with the public or sales materials approved by FPSB as information supplemental to such Prospectus. Copies of the Prospectus will be supplied by the Trust or the Advisor to FPSB in reasonable quantities upon request.
(g)	FPSB shall only be authorized to make representations in respect of the Trust consistent with the then current Prospectus, Statement of Additional Information, and other written information provided by the Trust or its agents to be used explicitly with respect to the sale of Shares.
Section 5.  Records to be Supplied by the Trust.  The Trust shall furnish to FPSB copies of all information, financial statements and other papers which FPSB may reasonably request for use in connection with the underwriting of the Shares including, but not limited to, one certified copy of all financial statements prepared for the Trust by its independent public accountants.
Section 6.  Expenses.
(a)	The Trust will bear the following expenses:
(i)		preparation, setting in type, and printing of
sufficient copies of the Prospectus and Statement of Additional Information for distribution to shareholders, and the cost of distribution of same to the shareholders;
(ii)		preparation, printing and distribution of reports and
other communications to shareholders;
(iii)	registration of the Shares under the federal securities
laws;
(iv)	qualification of the Shares for sale in the jurisdictions
as directed by the Trust;
(v)		maintaining facilities for the issue and transfer of
the Shares;
(vi)	supplying information, prices and other data to be
furnished by the Trust under this Agreement; and
(vii)	any original issue taxes or transfer taxes applicable to
the sale or delivery of the Shares or certificates therefor.
(b)	The Advisor will pay all other expenses incident to the sale and distribution of the Shares sold hereunder.
(c)	FPSB agrees to pay all of its own expenses in performing its obligations hereunder.



Section 7.  Duration and Termination.
(a)	The term of this Agreement shall commence on the date on
hereinabove first written (the "Effective Date").
(b)	This Agreement shall remain in effect for one (1) year from the
Effective Date. This Agreement shall continue thereafter for periods not exceeding one (1) year, if approved at least annually (i) by a vote of a majority of the outstanding voting securities of each Series; or (ii) by a vote of a majority of the Trustees of the Trust who are not parties to this Agreement (other than as Trustees of the Trust) or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.
(c)	Fees payable to FPSB shall be paid by the Advisor as set forth in
Schedule "B" attached and shall be fixed for the one (1) year period commencing on the Effective Date of this Agreement. Thereafter, the fee schedule will be subject to annual review and adjustment.
(d)	This Agreement (i) may be terminated at any time without the payment of any penalty, either by a vote of the Trustees of the Trust or by a vote of a majority of the outstanding voting securities of each Series with respect to such Series, on not less than one hundred eighty (180) days' written notice to FPSB; and (ii) may be terminated by FPSB on sixty (60) days' written notice to the Trust with respect to any Series.
(e)	This Agreement shall automatically terminate in the event of its assignment, as defined in the Investment Company Act of 1940.
Section 8.  Indemnification of FPSB by the Advisor and the Trust.
FPSB is responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others caused by it, its agents or employees. Notwithstanding the above. The Advisor and the Trust will indemnify and hold FPSB harmless for the actions of the Advisor's employees registered with the NASD as registered representatives of FPSB, and the Advisor hereby undertakes to maintain compliance with all NASD and U.S. Securities and Exchange Commission rules and regulations concerning any activities of such employees.
Section 9.  Liability of FPSB.

(a)	FPSB, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of FPSB's obligations pursuant to Section 4 of this Agreement (Rules of NASD), a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of FPSB in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement. FPSB agrees to indemnify and hold harmless the Trust and each person who has been, is, or may hereafter be a Trustee, officer, or employee of the Trust against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit, or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to stat a material fact, on the part of FPSB or any agent or employee of FPSB or any other person for whose acts FPSB is responsible or is alleged to be responsible unless such misrepresentation or omission was made in reliance upon written information furnished to FPSB by the Trust. FPSB also agrees to indemnify and hold harmless the Trust and each such person in connection with any claim or in connection with any action, suit, or proceeding which arises out of or is alleged to arise out of FPSB?s failure to exercise reasonable care and diligence with respect to its services rendered in connection with the purchase and sale of Shares. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or any such person shall be entitled to as a matter of law.

(b)	The Trust agrees to indemnify and hold harmless FPSB against any and all liability, loss, damages, costs or expenses (including reasonable counsel fees) which FPSB may incur or be required to pay hereafter, in connection with any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which FPSB may be involved as a party or otherwise or with which FPSB may be threatened, by reason of the offer or sale of the Trust?s Shares by persons other than FPSB or its representatives, prior to the execution of this Agreement. If a claim is made against FPSB as to which FPSB may seek indemnity under this Section, FPSB shall notify the Trust promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Trust promptly of any action commenced against FPSB within 10 days time after FPSB shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure to notify the Trust shall not, however, relieve the Trust from any liability which it may have on account of the indemnity under this Section 9(b) if the Trust has not been prejudiced in any material respect by such failure. The Trust shall have the sole right to control the settlement of any such action, suit or proceeding subject to FPSB's approval, which shall not be unreasonably withheld. FPSB shall have the right to participate in the defense of an action or proceeding and to retain its own counsel, and the reasonable fees and expenses of such counsel shall be borne by the Trust (which shall pay such fees, costs and expenses at least quarterly) if:
(i)		FPSB has received an opinion of counsel stating that
the use of counsel chosen by the Trust to represent FPSB would present such counsel with a conflict of interest;
(ii)		the defendants in, or targets of, any such action or
proceeding include both FPSB and the Trust, and legal counsel to FPSB shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust shall not have the right to direct the defense of such action on behalf of FPSB); or
(iii)	the Trust shall authorize FPSB to employ separate counsel
at the expense of the Trust.
(c)	Any person, even though also a director, officer, employee,
shareholder or agent of FPSB, who may be or become an officer, director, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with FPSB's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent, or one under the control or direction of FPSB even though receiving a salary from FPSB.

(d)	The Trust agrees to indemnify and hold harmless FPSB, and each person who controls FPSB within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any and all losses, claims, damages and liabilities, joint or several (including any reasonable investigative, legal and other expenses incurred in connection therewith) to which they, or any of them, may become subject under the Act, the Securities Act, the Exchange Act or other federal or state law or regulation, at common law or otherwise insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Prospectus, Statement of Additional Information, supplement thereto, sales literature (or other written information) prepared by the Trust and furnished by the Trust to FPSB for FPSB's use hereunder, disseminated by the Trust or which arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.
Such indemnity shall not, however, inure to the benefit of FPSB (or any person controlling FPSB) on account of any losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arising from the sale of the Shares of the Trust to any person by FPSB (i) if such untrue statement or omission or alleged untrue statement or omission was made in the Prospectus, Statement of Additional Information, or supplement, sales or other literature, in reliance upon and in conformity with information furnished in writing to the Trust by FPSB specifically for use therein or (ii) if such losses, claims, damages or liabilities arise out of or are based upon an untrue statement or omission or alleged untrue statement or omission found in any Prospectus, Statement of Additional Information, supplement, sales or other literature, subsequently corrected, but negligently distributed by FPSB and a copy of the corrected Prospectus was not delivered to such person at or before the confirmation of the sale to such person.
(e)	FPSB shall not be responsible for any damages, consequential or otherwise, which the Advisor or the Trust may experience, due to the disruption of the distribution of Shares caused by any action or inaction of any registered representative or affiliate of FPSB or of FPSB itself.
Section 10. Amendment. No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties.
Section 11. Section Headings. Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.
Section 12. Reports. FPSB shall prepare reports for the Board of Trustees of the Trust, on a quarterly basis, showing such information as, from time to time, shall be reasonably requested by the Board.
Section 13. Severability. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid provided that the basic agreement is not thereby substantially impaired.



Section 14. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.
Section 15. Authority to Execute. The Parties represent and warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and, when duly executed, this Agreement will constitute a valid and legally binding and enforceable obligation of each Party.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of nine type written pages, together with Schedules "A," "B" and "C" to be signed by their duly authorized officers as of the day and year first above written.

The Sports Funds Trust                             FPS Broker Services, Inc.



By: Jack R.  Plymale, Sole Trustee                 By: Kenneth J. Kempf
                                                       President

Pegasus Advisory Group, Inc.


By: Jack R.  Plymale, President

SCHEDULE "A"


	UNDERWRITER/SPONSOR SERVICES


I.	Underwriter/Sponsor services include:

A)	Preparation and execution of Underwriter and 12b-1 Plan Agreements
? Monitoring accruals
? Monitoring expenses
? Disbursements for expenses and trail commissions

B)		Quarterly 12b-1 Reports to Board of Trustees

C)	Literature review, recommendations and submission to the NASD



	SCHEDULE "B"



	STATUTORY UNDERWRITER SCHEDULE



This Fee Schedule is fixed for a period of one (1) year from the Effective Date as that term is defined in the Agreement.

I.		Statutory Underwriter Services

A) The Trust agrees to pay FPS Broker Services, Inc. (FPSB) $25,000 for the first portfolio and $2,500 for each additional portfolio for services performed under this Agreement.


	SCHEDULE "C"

	Identification of Series


Below are listed the Series of Shares to which services under this Agreement are to be performed as of the Effective Date of this Agreement:

	The Sports Funds Trust


1.  The Motorsports Growth & Income Fund





This Schedule "C" may be amended from time to time by agreement of the Parties.